Exhibit 10.2

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of October 9, 2015 (the “Support Agreement”, which defined term shall include all exhibits annexed hereto, by and among (i) Melody Business Finance, LLC, in its capacity as sole lender and agent under the Loan Agreement (“Melody”), and (ii) TransCoastal Corp., a Texas corporation (“TC-TX”), TransCoastal Corporation, a Delaware corporation (“TC-DE”), Coreterra Operating, LLC (“CoreTerra”) and each of its affiliates that may or will constitute one of the debtors in the Chapter 11 Cases, collectively the “Company”, and, together with Melody, the “Parties”.

PRELIMINARY STATEMENT

WHEREAS, TC-TX, as borrower, certain lenders from time to time party thereto and Melody, in its capacity as administrative agent (as successor, by purchase and assignment, to Green Bank, N.A.), are parties to that certain Loan Agreement, dated as of May 19, 2011 (as heretofore amended, supplemented or otherwise modified, the “Loan Agreement”).

WHEREAS, TransCoastal Partners, LLC, a Texas limited liability corporation (“TCP”), TC-TX, TC-DE, the guarantors party thereto, the lenders party thereto, the shareholders of TC-DE party thereto, and Melody (in its capacity as administrative agent under the Loan Agreement) have entered into that certain Tenth Amendment to Loan Agreement and Forbearance Agreement, dated as of October 9, 2015 (as amended, modified, supplemented, replaced or restated, the “Forbearance Agreement”), whereby Melody (in its capacity as administrative agent under the Loan Agreement) has agreed to, among other things, temporarily forbear from exercising its rights and remedies under the Loan Agreement with respect to certain designated events of default that have occurred or are occurring under the Loan Agreement, make certain amendments to the Loan Agreement, and advance additional Loans (as defined in the Loan Agreement) to TC-TX pursuant to the terms of the Forbearance Agreement.

WHEREAS, this Support Agreement is independent of the Forbearance Agreement.

WHEREAS, Melody and the Company have negotiated, in good faith and at arms’ length, a transaction that will effectuate a financial restructuring (the “Restructuring”) of the Company’s capital structure and financial obligations, on the terms set forth in the term sheet (the “Term Sheet”) attached hereto as Exhibit A.

WHEREAS, the Restructuring is to be implemented through some or all of the Company affiliates filing voluntary petitions (the “Petitions”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) (the date of filing of such Petitions, the “Petition Date”, and such cases being the “Chapter 11 Cases”).

WHEREAS, the Support Agreement sets forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement and support the Restructuring.

NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, agrees as following:

AGREEMENT

Effective Date of Support Agreement; Incorporation of Term Sheet and Exhibits.

The Support Agreement shall become effective and binding upon each of the Parties at 12:01 a.m. prevailing Eastern Time on the date on which (the “Effective Date”) Melody and the Company have executed and delivered counterpart signature pages to this Agreement.

The Term Sheet is expressly incorporated herein by reference and is made part of the Support Agreement. All references to the “Support Agreement” or “herein” shall include the Term Sheet.

Any exhibits to the Support Agreement or Term Sheet is expressly incorporated in and made part of the Support Agreement.

Mutual Commitment of the Parties. Until the Termination Date (defined below), the Company and Melody agree to:

support and consummate the Restructuring contemplated by the Term Sheet and all of the transactions contemplated herein, including the solicitation of votes on the plan of reorganization implementing the Restructuring contemplated by the Term Sheet Plan (the “Plan”) and the Company’s filing of the Chapter 11 Cases;

negotiate in good faith each of the definitive agreements, documents, motions and other pleadings referenced in, or reasonably necessary or desirable to effectuation the transactions contemplated by the Restructuring and the Term Sheet, including the Plan and the disclosure statement describing the Plan (the “Disclosure Statement”), a cash collateral order, the New Credit Facility (as defined in the Term Sheet) and all motions to be filed in the Chapter 11 Cases, each of which shall be in form and substance satisfactory to Melody (all such documents, the “Definitive Documentation”); and

not take any action that would interfere with, delay, or postpone the effectuation of the Restructuring.

Commitment of the Company. Until the Termination Date (defined below), the Company jointly and severally agrees to:

(a)      commence the solicitation of votes on the Plan (the “Solicitation Period”) pursuant to the Disclosure Statement by not later than thirty (30) days after the Effective Date;

(b)     complete the Solicitation Period with the receipt of sufficient votes to confirm the Plan by not later than thirty-five (35) days after the Effective Date;

(c)     commence the Chapter 11 Cases not later than one (1) business day after the completion of the Solicitation Period of the Plan;

(d)     file with the Bankruptcy Court a motion on the Petition Date setting a hearing to confirm the Plan not later than thirty-five (35) days after the Petition Date;

(e)      provide advance copies of all materials and pleadings to be filed in the Chapter 11 Cases to Melody;

(f)      obtain any and all required regulatory and/or third-party approvals for the transactions embodied in the Term Sheet; and

(g)      not directly or indirectly (i) propose or support any plan of reorganization or liquidation in the Chapter 11 Cases other than the Plan or any disclosure statement other than the Disclosure Statement, each of which shall be in for and substance satisfactory to Melody, (ii) take any action which is inconsistent with, or that would unreasonably delay or impede approval or confirmation of the Plan or that is otherwise inconsistent with the express terms of the Support Agreement, or (iii) seek, solicit, support, encourage or participate in any discussions regarding any other plan, sale, proposal or offer of dissolution, winding up, liquidation or restructuring of the Company that could reasonably be expected to prevent, delay or impede the confirmation of the Plan.

Commitment of Melody. Subject to the terms and conditions hereof, Melody agrees to:

(a)     (i) support and consummate the Restructuring as contemplated by the Term Sheet and the Plan, and (ii) take any and all necessary and appropriate actions in furtherance of all of the Restructuring contemplated under the Support Agreement and the Term Sheet and the Plan, in accordance with the terms hereof and thereof;

(b)     not directly or indirectly (i) propose or support any plan of reorganization or liquidation in the Chapter 11 Cases other the Plan, (ii) take any action which is inconsistent with, or that would unreasonably delay or impede approval or confirmation of the Plan or that is otherwise inconsistent with the express terms of this Support Agreement, or (iii) seek, solicit, support, encourage or participate in any discussions regarding any other plan, sale, proposal or offer of dissolution, winding up, liquidation or restructuring of the Company that could reasonably be expected to prevent, delay or impede the confirmation of the Plan;

(c)     subject to delivery and review of final Definitive Documentation, including, but not limited to, the Plan and Disclosure Statement and related solicitation materials, which shall be in form and substance satisfactory to Melody (the “Solicitation Materials”): (i) vote all of its claims under the Plan in favor of the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of the Solicitation Period and its actual receipt of the Solicitation Materials and ballot(s) and (ii) not change or withdraw (or cause to be changed or withdrawn) such vote; and

(d)     not take any action that would in any material respect interfere with, delay, or postpone the confirmation or consummation of the Plan and implementation of the Restructuring as embodied in the Term Sheet.

The Company’s Fiduciary Obligation. Notwithstanding anything herein to the contrary, (a) nothing herein requires the Company or its board of directors or officers to breach any fiduciary obligations they have under applicable law; and (b) to the extent that such fiduciary obligations, upon written advice from external counsel, require the Company or its board of directors to terminate the Company’s obligations under the Support Agreement and the Term Sheet, the Company may do so, upon written advice from external counsel, without incurring any liability to Melody under the Support Agreement or the Term Sheet. In the event the Company or its board of directors determine that their fiduciary duties require the Company to terminate the Support Agreement, the Company shall provide five (5) business days written notice to Melody.

Termination Events.

(a)     Melody Termination Events. The occurrence of any of the following events shall constitute a “Melody Termination Event”:

i.     the breach in any material respect by the Company of any of its obligations, undertakings, representations, warranties or covenants of the Company set forth in the Support Agreement;

ii.     the failure of the Company to satisfy any of the milestones set forth in the Term Sheet, provided that such failure is not the result of a material breach by Melody of the terms of the Support Agreement;

iii.     failure of the Company to obtain within three (3) calendar days of the Petition Date an interim order authorizing the use of cash collateral in form and substance satisfactory to Melody;

iv.     failure of the Company to obtain within thirty (30) calendar days of the Petition Date a final order authorizing the use of cash collateral in form and substance satisfactory to Melody;

v.     failure of the Company to obtain within sixty (60) calendar days of the Petition Date a final order of the Bankruptcy Court confirming the Plan in form and substance satisfactory to Melody;

vi.     seventy-five (75) days after the Petition Date unless the “effective date” of the Plan has occurred prior thereto;

vii.     the entry of a final, non-appealable judgment or order declaring the Support Agreement or any material portion hereof to be unenforceable or preventing consummation of the Restructuring or any material portion thereof by any governmental authority, including the Bankruptcy Court, or any other regulatory authority or court of competent jurisdiction;

viii.     upon the filing by the Company of any motion or other request for relief seeking the (A) appointment of an examiner with expanded powers or a chapter 11 trustee, (B) conversion of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (C) dismissal of the Chapter 11 Cases;

ix.     the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) terminating exclusivity under section 1121 of the Bankruptcy Code;

x.     the Company seeks, solicits, proposes, supports, makes an agreement to, or takes steps or actions, including voluntarily commencing or filing any petition seeking bankruptcy or filing an alternative plan of reorganization inconsistent with the terms set forth in the Term Sheet;

xi.     if an involuntary case against the Company is commenced or an involuntary petition is filed seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company or the Company’s debts, or of a substantial part of the Company’s assets or operations, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court order grants the relief sought in such involuntary proceeding;

xii.     the termination of the Forbearance Agreement by Melody in accordance with the terms of the Forbearance Agreement;

xiii.     the issuance by any governmental authority, including any regulatory authority, or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of a material portion of the Restructuring; or

xiv.     if any change, effect, event, occurrence, development, circumstance or state of facts occurs, on or after the date of the Support Agreement, which has or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition or results of operations of the Company or the Parties, taken as a whole, or which materially impair the Parties’ ability to perform their obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by the Support Agreement; provided, that in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been, or would reasonably likely be, a material adverse effect: (i) any effect directly resulting from the public announcement of and compliance with the terms and conditions of the Support Agreement or the transactions contemplated hereby (including, without limitation, the commencement of chapter 11 bankruptcy cases for TC-DE, CoreTerra and/or TC-TX and the consequences thereof); (ii) any effect that results from events, circumstances or situations affecting the oil and gas industry and/or the United States economy generally, so long as such effect does not disproportionately affect the Company; or (iii) any effect that results from events, circumstances or situations affecting general worldwide economic or capital market conditions, including acts of war, acts of terrorism or natural disasters, so long as such effect does not disproportionately affect the Company.

(b)     Company Termination. The occurrence of any of the following events shall constitute a “Company Termination Event” (together with the Melody Termination Events, the “Party Termination Events”).

i.     the breach in any material respect by Melody of any of its obligations, undertakings, representations, warranties or covenants as set forth in the Support Agreement;

ii.     the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) terminating exclusivity under section 1121 of the Bankruptcy Code;

iii.     the entry of a final, non-appealable judgment or order declaring the Support Agreement or any material portion hereof to be unenforceable or preventing consummation of the Restructuring or any material portion thereof by any governmental authority, including the Bankruptcy Court, or any other regulatory authority or court of competent jurisdiction;

iv.     the termination of the Support Agreement in accordance with Section 5 of the Support Agreement; or

v.     the issuance by any governmental authority, including any regulatory authority, or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of a material portion of the Restructuring.

(c)     Mutual Termination. The Support Agreement, and the obligations of all Parties hereunder, shall be terminated without the need for the taking of any action by either Party if any of the following occur:

i.     by mutual written agreement between Melody and the Company;

ii.     Upon the effective date of the Plan; or

iii.     failure of the Company to consummate a Restructuring within one hundred and eighty (180) days of the Effective Date.

Termination Event Procedures

Company Termination Event Procedures. Upon the occurrence of any Company Termination Event, the termination of the Support Agreement shall be effective upon delivery of written notice to Melody by the Company (the date of effectiveness of such termination, the “Company Termination Date”).

Melody Termination Event Procedures. Upon the occurrence of a Melody Termination Event, the Support Agreement shall terminate automatically without further action or notice by any party unless Melody waives in writing within three (3) business days of the occurrence of a Melody Termination Event such Melody Termination Event (the date on which such three (3) business day period expires, the “Melody Termination Date” and with the Company Termination Date, as applicable, the “Termination Date”).

Automatic Stay. To the extent applicable or otherwise necessary, the automatic stay under section 362 of the Bankruptcy Code shall be deemed waived or modified solely to the extent necessary to give notice hereunder.

Limitation on Termination. No occurrence shall constitute a Termination Event if such occurrence is principally the result of the action or omission of the Party seeking to terminate the Support Agreement.

Remedies. It is understood and agreed by each of the Parties that any breach of the Support Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and, accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief.

Representations & Warranties

(a)     Each Party, severally, and not jointly, represents and warrants to the other Party that, as of the date of the Support Agreement, it is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all the requisite corporate, partnership, or limited liability company power and authority to enter into the Support Agreement and to carry out the transactions contemplated by, and performed its respective obligations under, the Support Agreement.

(b)     Each Party, severally, and not jointly, represents and warrants to the other Party that the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (B) with respect to the Company, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it or any of its subsidiaries or affiliates is a party, or to which its or any of its subsidiaries’ or affiliates’ assets are bound, other than breaches that arise from the filing of the Chapter 11 Cases.

(c)     Each Party severally, and not jointly, represents to the other Party that the Support Agreement, subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, is the legally valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling of the Bankruptcy Court.

(d)     Each of the Parties to the Support Agreement acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with the Support Agreement and the Restructuring contemplated by the Support Agreement and Term Sheet. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of the Support Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of the Support Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

No Third Party Beneficiaries. Unless expressly stated herein, the Support Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third party beneficiary.

Entire Agreement. The Support Agreement constitutes the entire agreement of the Parties with respect to the subject matter of the Support Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of the Support Agreement.

Counterparts. The Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of the Support Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Settlement Discussions. The Support Agreement is part of a proposed settlement among the Parties of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed to be an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, the Support Agreement, documents and negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of the Support Agreement.

Successors. The Support Agreement is intended to bind the Parties and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 14 shall be deemed to permit any transfer, tender, vote or consent, of any claims other than in accordance with the terms of the Support Agreement.

Publicity. Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court, neither Party shall, nor shall they permit any of their respective affiliates to, make any public announcement or otherwise communicate with any news media in respect of the Support Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed).

Governing Law; Waiver of Jury Trial; Indemnity

The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between the Parties under the Support Agreement, whether sounding in contract, tort or otherwise.

The Support Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provision, which would require the application of the law of any other jurisdiction. By its execution and delivery of the Support Agreement, each Party hereby irrevocably and unconditionally agrees for itself that, subject to the following sentence, any action, suit or proceeding against it with respect to any matter under or arising out of or in connection with the Support Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any state or federal court of competent jurisdiction in the State of New York, and by execution and delivery of the Support Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceedings.

Notwithstanding the foregoing, if the Chapter 11 Cases are commenced, nothing in this Section 16 shall limit the authority of the Bankruptcy Court to hear any matter related to or arising out of the Support Agreement.

Survival of Agreement. Each of the Parties acknowledges and agrees that the Support Agreement is being executed in connection with negotiations concerning a possible Restructuring of the Company and in contemplation of a possible chapter 11 filing by the Company, and (a) the rights and obligations of the Parties shall survive the termination of the Forbearance Agreement, including as a result of the occurrence of an Event of Default (as defined in the Forbearance Agreement) occasioned by a bankruptcy filing of TC-TX, CoreTerra and/or TC-DE, unless the Support Agreement is terminated by Melody in accordance with the terms hereof, (b) the rights granted in the Support Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, (c) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (d) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing.

Amendments, Modifications, Waivers. Except as otherwise provided herein, the Support Agreement may not be modified, amended or supplemented without prior written consent of the Parties.

Severability of Provisions. If any provision of the Support Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of the Support Agreement.

Good Faith Cooperation; Further Assurances; Acknowledgement. The Support Agreement, as contemplated herein, is the product of negotiations among the Company and the Melody, together with their respective representatives. As long as the Support Agreement has not been terminated pursuant to Sections 5 and 6, Melody and the Company hereby covenant and agree to negotiate in good faith the Definitive Documentation, each of which shall (i) contain the same economic terms as, and other terms consistent in all material respects with, the terms set forth in the Restructuring Term Sheet, (ii) except as otherwise provided for herein, be in form and substance acceptable in all respects to the Parties in their reasonable discretion; and (iii) be consistent with the Support Agreement and the Term Sheet in all material respects. The Support Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan of Reorganization or any plan of reorganization for the purposes of Sections 1125 and 1126 of the Bankruptcy Code or otherwise. The Company will not solicit acceptances of the Plan of Reorganization from any party, including Melody, until such party, including Melody, has been provided with copies of the Disclosure Statement.

Reservation of Rights. Except as expressly provided in the Support Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Party to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against the other Parties. Nothing herein shall be deemed an admission of any kind.

Consideration. It is hereby acknowledged by each of the Parties that no consideration shall be due or paid to the Parties for their agreement to support or not interfere with the Plan in accordance with the terms and conditions of the Support Agreement, other than the obligations of the other Parties under the Support Agreement.

Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when: (a) delivered personally or by overnight courier to the following address of the other Party hereto; (b) sent by fax to the following fax number of the other Party hereto with the confirmatory copy delivered by overnight courier to the address of such Party listed below; or (c) sent by electronic mail with the confirmatory copy delivered by overnight courier to the address of such Party listed below.

If to Melody:

Melody Capital Partners

60 Arch Street, 2nd Floor

Greenwich, CT 06830

Attn: Andres Scaminaci (andres@melody.com)

Facsimile : (203) 302-1779

with a copy to :

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attn: Matthew A. Clemente (mclemente@sidley.com)

Facsimile: (312) 853-7036

If to the Company:

TransCoastal Corporation

4975 Voyager Drive

Dallas, Texas 75237

Attn: Stuart Hagler (shagler@transcoastal.net)

with a copy to:

Kane Russell Coleman & Logan PC

1601 Elm Street, Suite 3700

Dallas, Texas 75201

Attn: Craig G. Ongley (congley@krcl.com)

Facsimile: (214) 777-4299

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Melody and the Additional Lender have executed the Support Agreement as of the date first written above.

MELODY BUSINESS FINANCE, LLC

By:	/s/ Andreas Scaminaci
Name:	Andreas Scaminaci
Title:	Authorized Signatory

TRANSCOASTAL CORPORATION, A TEXAS CORPORATION

By:	/s/Stuart Hagler
Name: Stuart Hagler
Title: CEO

4975 Voyager Drive
Dallas, Texas 75237

TRANSCOASTAL CORPORATION, A DELAWARE CORPORATION

By:	/s/ Stuart Hagler
Name: Stuart Hagler
Title: CEO

4975 Voyager Drive
Dallas, Texas 75237

CORETERRA OPERATING, LLC

By:	/s/ Stuart Hagler
Name: Stuart Hagler
Title: Manager

4975 Voyager Drive
Dallas, Texas 75237

Execution Version

eXHIBIT A

TERM SHEET

NOTHING CONTAINED IN THIS TERM SHEET IS AN ADMISSION OF FACT OR LIABILITY OR SHALL BE DEEMED BINDING ON ANY OF THE DEBTORS OR CREDITORS TO BE PARTY TO THE RESTRUCTURING SUPPORT AGREEMENT MENTIONED HEREIN.

TERM SHEET

This Term Sheet describes the material terms of a proposed “prepackaged” chapter 11 plan of reorganization for TransCoastal Corporation, a Texas corporation (“TC-TX” or the “Parent Debtor” and, as reorganized, “NewCo”) and Coreterra Operating, LLC ( “CoreTerra” and with TC-TX, the “Debtors”). This Term Sheet forms an integral part of, and is incorporated by reference into, that certain Restructuring Support Agreement (the “RSA”) by and between the Debtors, TransCoastal Corporation, a Delaware corporation (“TC-DE” and, together with the Debtors, the “Company”) and Melody Business Finance, LLC, a Delaware limited liability company (together with parties that hold beneficial interests in the Prepetition Senior Secured Credit Agreement, “Senior Lender”).

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is intended to be entitled to the protections of Rule 408 of the Federal Rules of Evidence and all other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

Implementation of Plan of Reorganization

The proposed restructuring (the “Restructuring”) will be implemented through a pre-packaged chapter 11 bankruptcy cases (collectively, the “Pre-Packaged Case”) of the Debtors (the “Chapter 11 Cases”).

The Debtors will commence the Pre-Packaged Case no later than 36 days after entry into the RSA (the “Petition Date”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”), and seek the approval of the Bankruptcy Court for a confirmation hearing no later than thirty-five (35) days after the Petition Date.

The plan of reorganization implementing the Restructuring contemplated by this Term Sheet (the “Plan”), the disclosure statement describing the Plan (the “Disclosure Statement”), and any exhibits attached thereto, shall be in all material respects consistent with the terms set forth herein, and shall be in form and substance reasonably acceptable to the Senior Lender.

TC-DE may not be a Debtor in the Chapter 11 Cases. In the event that TC-DE is not a Debtor in the Chapter 11 Cases, TC-DE will be liquidated, dissolved, administered, restructured or otherwise wound up under applicable law and procedure. For the avoidance of doubt, the Plan will not provide for distributions to any creditor, equity holder or other party-in-interest of TC-DE.

Use Of Cash Collateral/DIP Financing

The parties contemplate that the reorganization process will be funded through the consensual use of the Senior Lender’s cash collateral pursuant to an order of the Bankruptcy Court in form and substance satisfactory to the Senior Lender. To the extent affirmative post-petition date funding is required complete the reorganization process, the Senior Lender agrees to negotiate the terms of any such funding in good faith and that any such terms shall be usual and customary for a transaction of this type.

Classification of Claims		The following chart summarizes the classification of claims, proposed distributions to holders of the allowed claims and interests in each of the Debtors under the Plan
Class	Claim/Interest	Treatment	Recovery
Unclassified	Administrative Expense Claims	N/A	100% in Cash
Unclassified	DIP Facility Claims (if any)	N/A	100% of DIP Facility Claims will be converted into new loans issued under New Credit Facility on the effective date of the Plan.
Unclassified	Tax Priority Claims	N/A	100% in Cash
Class 1	Secured Lender Claims	Impaired—Entitled to vote

100% in the form of (i) 100% of the aggregate principal amount of loans issued under the New Credit Facility on the effective date of the Plan (not including any DIP Facility Claims converted into additional new loans under the New Credit Facility, if any) and (ii) shares of NewCo Common Stock representing 100% of the issued and outstanding NewCo Common Stock as of the Effective Date (subject to dilution for the management incentive plan).

Class 2	General Unsecured Claims	Unimpaired—Deemed to accept

Each holder of a general unsecured claims shall receive, on account of its allowed unsecured claim, payment in the ordinary course of the Debtors’ business or such other treatment as may be agreed upon (with the consent of the Senior Lender) or as may be required to allow such claims to “ride through” the Chapter 11 Case.

Class 3	Intercompany Claims	Impaired—Deemed to reject	At Debtors’ election, (i) Reinstated, or (ii) discharged and extinguished, in full or part, including as being deemed to be TC-TX Equity Interests under the Plan.
Class 4	TC-TX Equity Interests	Impaired—Deemed to reject	0%
Class 5	Subsidiary Interests	Unimpaired—Deemed to Accept	Reinstated
Exit Financing Facility

NewCo will enter into definitive documentation (“New Credit Facility”) with respect to a new term loan (“New Bank Note”) on such terms and conditions satisfactory to the Senior Lender (including in the Senior Lender’s capacity as DIP lender, if applicable), provided that the New Credit Facility will also contemplate the New Investment (as defined below). The obligations under the New Credit Facility will not be secured by personal guarantees of current or former managers of TC-TX.

Merger of NewCo

On the Effective Date of the Plan, NewCo will merge with and into a newly formed Delaware corporation. The Certificate of Incorporation and By-laws of NewCo will be in a form and manner satisfactory to the Senior Lender and attached as an exhibit to the Plan.

New Investment

The Senior Lender will invest up to $5.0 million in NewCo on the Effective Date in the form of additional loans under the New Credit Facility or in exchange for NewCo Common Stock or a combination of the two in the discretion of the Senior Lender based upon the business plan.

Tax Issues	The Plan shall be structured to maximize favorable tax attributes to the extent practicable, which structure shall be acceptable to the Senior Lender.
Exculpation

To the fullest extent permitted by applicable law, the Plan shall include customary exculpation provisions in favor of (a) the Debtors, (b) the Senior Lender and (c) each of the foregoing parties’ respective current and former officers and directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives, with respect to any liability relating to the Debtors or the Chapter 11 Cases arising prior to the Effective Date.

Releases

To the fullest extent permitted by applicable law, the Plan shall include a full mutual release from liability in favor of the Debtors, the Senior Lender and all of such parties’ respective current and former officers and directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives, from any claims and causes of action related to or in connection with the Debtors and its subsidiaries, arising on or prior to the Effective Date (collectively, the “Releases”); provided, however, that no party shall be released from any claim or cause of action that was a result of such party’s gross negligence, willful misconduct, or bad faith, as determined by a final order of a court of competent jurisdiction.

Director and Officer Indemnification

Any obligations of the Debtors pursuant to their organizational documents to indemnify current and former officers, directors, agents, and/or employees (i) shall not be discharged or impaired by confirmation of the Plan and (ii) shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan.

Director and officer insurance will continue in place for the directors and officers of all of the Debtors during the Chapter 11 Cases on existing terms. After the Effective Date, the reorganized Debtors shall not terminate or otherwise reduce the coverage under any director and officer insurance policies (including any “tail policy”) then in effect. Directors and officers shall be indemnified by the reorganized Debtors to the extent of such insurance.

NewCo will enter into indemnification agreements with Stuart Hagler and each of the directors of NewCo in a form and manner satisfactory to the Senior Lender and attached as an exhibit to the Plan.

Business Plan	The Debtors’ management shall work with the Senior Lender (and its advisors) to determine and finalize the Debtors’ long term business plan, which shall be finalized prior to the Petition Date.
Employment Agreements

Current officers of TC-TX to be employed by NewCo if determined by Senior Lender to be integral to execution of the business plan to be developed in connection with the Plan and then pursuant to employment agreements in form and substance acceptable to the Senior Lender.

Management Incentive Plan

The Plan shall provide for a management incentive plan (the “Management Incentive Plan”) to be implemented after the Effective Date that provides equity-based compensation to the management of the reorganized Debtors and will reserve 15% of the NewCo Common Stock on a fully converted and diluted basis, which equity compensation shall dilute all of the equity otherwise contemplated to be issued pursuant to this Term Sheet. The terms of the Management Incentive Plan shall be in a form and manner satisfactory to the Senior Lender and attached as an exhibit to the Plan.

Executory Contracts and Unexpired Leases

The Debtors will assume all executory contracts and unexpired leases, subject to the Senior Lender’s sole discretion. The Debtors shall provide the Senior Lender with a list of all executory contracts and leases, including cure amounts, no later than fifteen (15) days after entry into the RSA.

For the avoidance of doubt, the Debtors will not be assuming any executory contracts or leases of TC-DE.

Stockholders Agreement

On the Effective Date, NewCo and all holders of NewCo Common Stock shall be deemed to be parties to the Stockholders Agreement, in a form and manner satisfactory to the Senior Lender and attached as an exhibit to the Plan.

Board of Directors

The Board of Directors of NewCo will consist of three directors. The members of the Board of Directors shall consist of the CEO (which shall be Stuart Hagler) and two directors designated by the Senior Lender.